Exhibit 99.3

Trammell Crow Company

Balance Sheet

(in thousands)

		March 31, 2003	December 31, 2002
		(UNAUDITED)
	Assets:
	Current assets
	Cash and cash equivalents	$69,928	$78,005
	Restricted cash	8,879	8,921
	Accounts receivable, net of allowance for doubtful accounts	93,588	116,316
	Receivables from affiliates	4,404	3,838
	Notes and other receivables	14,801	14,817
	Income taxes recoverable	779	—
	Deferred income taxes	3,838	3,654
	Real estate under development (B)	9,726	5,258
	Assets held for sale (A)	30,893	51,434
	Other current assets	12,400	8,354
	Total current assets	249,236	290,597

	Furniture and equipment, net	21,361	23,172
	Deferred income taxes	20,443	20,904
	Real estate under development (B)	54,941	57,254
	Real estate held for investment (B)	62,583	61,527
	Investments in unconsolidated subsidiaries (C)	67,546	71,463
	Goodwill, net	74,186	74,178
	Other assets	20,075	22,971
		$570,371	$622,066

	Liabilities and Stockholders’ Equity:
	Current liabilities
	Accounts payable	$18,432	$20,193
	Accrued expenses	80,467	104,784
	Income taxes payable	—	3,121
	Current portion of long-term debt	—	70
	Current portion of capital lease obligations	2,797	2,989
	Current portion of notes payable on real estate	57,934	26,186
	Liabilities related to assets held for sale (D)	26,665	43,228
	Other current liabilities	6,829	8,124
	Total current liabilities	193,124	208,695
	Long-term debt, less current portion	15,000	19,000
	Capital lease obligations, less current portion	524	658
	Notes payable on real estate, less current portion	17,567	45,402
	Other liabilities	85	86
	Total liabilities	226,300	273,841
	Minority interest	33,680	39,871

	Stockholders’ equity
	Preferred stock	—	—
	Common stock	376	362
	Paid-in capital	190,751	178,977
	Retained earnings	132,018	130,874
	Accumulated other comprehensive loss	(178)	(589)
Less:	Treasury stock	(489)	(464)
	Unearned stock compensation, net	(12,087)	(806)
	Total stockholders’ equity	310,391	308,354
		$570,371	$622,066

(A) Assets held for sale consist of the following:

	March 31, 2003	December 31, 2002
Real estate (B)	$30,538	$50,134
Other assets	355	1,300
	$30,893	$51,434

(B) Total real estate owned was $157,788 and $174,173 at March 31, 2003 and December 31, 2002, respectively.

(C) Investments in unconsolidated subsidiaries consist of the following:

	March 31, 2003	December 31, 2002
Real estate development	$43,137	$45,433
Other	24,409	26,030
	$67,546	$71,463

(D) Liabilities related to assets held for sale consist of the following:

	March 31, 2003	December 31, 2002
Notes payable on real estate	$26,342	$42,219
Other liabilities	323	1,009
	$26,665	$43,228